Exhibit 10.1
SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (“this Agreement”) is made this 29th day of June, 2010 by OMNICARE, INC., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 1600 Rivercenter II, 100 East Rivercenter Boulevard, Covington, Kentucky 41011 (the “Company”), OMNICARE MANAGEMENT COMPANY, a corporation organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of the Company, MMD PROFESSIONAL SERVICES, LLC, a limited liability company formed and existing under the laws of the State of Ohio, with its principal place of business at 6358 Turpin Hills Drive, Cincinnati, Ohio 45244 (the “Consultant”) and PATRICK E. KEEFE (the “Executive” or “Agent”).

INTRODUCTION

WHEREAS, Executive is the Executive Vice President and the Chief Operating Officer of the Company;

WHEREAS, Executive is a party to an employment agreement with Omnicare Management Company, dated March 4, 1993, as amended (the “Employment Agreement”);

WHEREAS, Executive desires to retire from employment with the Company and the parties wish to settle their mutual rights and obligations arising from such termination of employment subject to the terms and conditions as hereinafter set forth;

WHEREAS, Executive is the sole Member and Manager of the Consultant; and

WHEREAS, the Company, being cognizant of the substantial level of expertise acquired by Executive during his term of service with the Company, desires to engage Executive, through (and as the Agent of) the Consultant, to render consulting services to the Company as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.   Cessation of Employment Relationship.

Executive will retire from the Company, effective June 29, 2010 (the “Termination Date”).  Executive hereby resigns, effective as of the Termination Date, from his positions of Executive Vice President and Chief Operating Officer of the Company and from all other positions and offices with the Company and any affiliate of the Company.

2. Payment Obligations.

(a) Severance.  The parties understand that the Executive’s termination of employment with the Company will be treated as a voluntary retirement and that the Executive will not be due any severance or other rights provided under Section 3 of his Employment Agreement.

(b) Stock Options.  As of the Termination Date, Executive will hold nonqualified stock options to purchase 410,315 shares of the common stock of the Company, of which 378,782 will have previously vested.  Pursuant to the terms of the applicable stock option agreements, any unvested stock options shall terminate on the Termination Date and any vested stock options shall remain exercisable for a period of either three (3) years or fifteen (15) months following the Termination Date (as set forth in the applicable stock option agreement).

(c) Restricted Stock.  On the Effective Date (as defined below), Executive will be granted an award of 132,261 shares of restricted stock of the Company pursuant to the restricted stock agreement attached as Exhibit B hereto.  All unvested shares of restricted stock of the Company held by Executive on the Termination Date shall be forfeited on such date.

(d) Other Benefits.  Executive will be paid any amount due under any welfare and other benefit plan of the Company, including the Excess Benefit Plan, in accordance with the terms of each such plan and applicable law.  Except as provided in this Agreement, or under the terms of any such benefit plans, Executive will not be due any other payments or benefits from the Company in connection with his termination of employment.

3. Consulting Services.  Subject to early termination as provided in Section 10 hereof, Consultant shall cause the Agent to provide advisory and consulting services set forth on Exhibit A hereto (the “Consulting Services”) for the Consulting Period (as defined below).

4.   Consulting Period.  The Consulting Services shall be provided for a period of twenty-four months commencing on July 1, 2010 (the “Effective Date”) and continuing for a period of two years (which period, as it may be extended, is hereinafter referred to as the “Consulting Period”).  The Consulting Period shall automatically be extended on the same terms and conditions for an additional period of one year on the second anniversary of the Effective Date and each anniversary date thereafter, unless the Company or the Consultant shall have notified the other party in writing not less than sixty (60) days prior to the expiration of the Consulting Period of such party’s intention to terminate the Consulting Period.

5. Time Commitment.  While the specific hours during which the Consultant and/or the Agent will provide Consulting Services to the Company shall be determined by mutual agreement of the parties, the parties contemplate that the Consultant shall make the Agent available to provide such Consulting Services for an aggregate of 420 hours per year.  The parties acknowledge that such hours of work will be irregular, and that the Consultant or the Agent may be called upon to provide Consulting Services frequently and on a continuing basis over the course of one or more consecutive days or weeks during the Consulting Period, and that such Consulting Services may not be required to be performed at all for one or more other periods of consecutive days or weeks during the Consulting Period.

6. Consulting Fee.  The Company shall pay Consultant a fixed fee during the Consulting Period at the rate of $225,000 per twelve month period (the “Consulting Fee”).  The Consulting Fee shall be payable in equal monthly installments in arrears.

7. Waiver and Release.  The receipt of the payments and benefits provided under this Agreement, including the Consulting Fee and pursuant to Section 2(c) hereof, will be conditioned upon the execution on the date hereof and non-revocation by Executive thereafter of the General Release and Covenant Not to Sue attached as Exhibit C hereto (the “Release”).  If the Release is not executed, valid and irrevocable as of the date that is seven days following the date hereof, then the Unvested Shares shall be forfeited, any unpaid Consulting Fees shall be forfeited and the Company will have the right to terminate the Consulting Period without the notice required by Section 10 hereof.

8. Status.  Consultant and Agent each acknowledge and agree its and his status at all times for services as a consultant hereunder shall be that of an independent contractor, and not as an employee or deemed employee of the Company or any of its affiliates.  The parties hereby acknowledge and agree that all Consulting Fees paid during the Consulting Period shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or any other purpose.  The Consultant and Agent further acknowledge that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of the payment set forth above is their sole and complete responsibility and that they will pay all federal, state and local taxes assessed on such payments.

9. Business Expenses.  The Company shall reimburse Consultant for reasonable business expenses incurred by Consultant in the performance of the Consulting Services.  Such expenses shall be reimbursed within ten days of Consultant’s furnishing the Company with the documentation in connection with such expenses required by Company policy with regard to reimbursement of expenses.

10. Termination.  The Consulting Period may be terminated by the Company upon sixty (60) days prior written notice to the Consultant at any time.  Following the second anniversary of the Effective Date, the Consulting Period may be terminated by the Consultant upon sixty (60) days prior written notice to the Company.  The Consulting Period shall automatically terminate upon the death or disability of the Agent.  Except for the provisions of Section 11 hereof and any payment obligations of the Company for Consulting Services performed or expenses incurred pursuant to this Agreement by the Consultant prior to the effective date of the termination of the Consulting Period, all rights and obligations of the parties hereunder will expire upon termination of the Consulting Period.

11. Restrictive Covenants.

11.1 Noncompetition.  Consultant and Agent each agree that, during the period beginning on the Effective Date and ending on the date that is 24 months following the last day of the Consulting Period (the “Restricted Period”), Consultant and Agent shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of or become an employee of or consultant to any business which competes, directly or indirectly, with the business as conducted by the Company, any of its subsidiary companies, or any of their respective successors during the Consulting Period.

11.2  Noninterference with Clients or Employees.  The Consultant and Agent each agree that during the Restricted Period, the Consultant and Agent shall not, on the Consultant's or Agent’s own behalf or on behalf of any other person or entity, solicit or in any manner influence or encourage any client, customer, employee or other person or entity that has a business relationship or prospective business relationship with the Company during the Consulting Period to terminate or limit in any way such relationship with the Company, or interfere in any way with such relationship.

11.3 Nondisclosure.  Consultant and Agent, and any persons or entities over which Consultant or Agent has control, shall not at any time during or after termination of the Consulting Period, directly or indirectly, use any of the Company proprietary or confidential information for any purpose not associated with Company activities, or disseminate or disclose any such information to any person or entity not affiliated with the Company.  Such Company proprietary or confidential information includes, without limitation, sales methods, prospecting methods, customer lists, computer technology, programs and data, whether online or off-loaded on disk format, methods of presentation and any other plans, programs and materials used in managing, marketing or furthering the Company business.  Upon termination of the Consulting Period, Consultant and Agent will return to the Company all documents, records, notebooks, manuals, computer disks and similar repositories of or containing the Company proprietary or confidential information, including all copies thereof, then in Consultant’s or Agent’s possession or control whether prepared by Consultant, Agent or otherwise.  Consultant and Agent will undertake all reasonably necessary and appropriate steps to insure that the confidentiality of the Company proprietary or confidential information shall be maintained.

11.4 Applicability.  The provisions of Sections 11.1 and 11.2 shall apply to, and survive, all terminations of the Consulting Period regardless of the cause or circumstances thereof and whether such termination was voluntary, involuntary or pursuant to notice not to extend the Consulting Period.

11.5 Remedies.  In view of the services which Agent has performed and Consultant and Agent will perform for the Company, which are special, unique, extraordinary and intellectual in character, which place Consultant and Agent in a position of confidence and trust with the customers and employees of the Company and which provide or will provide Consultant and Agent with access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information of the Company, in view of the geographic scope and nature of the business in which the Company is engaged, and recognizing the value of the compensation payable pursuant to the terms of this Agreement, Consultant and Agent each expressly acknowledges that the restrictive covenants set forth in this Agreement are necessary in order to protect and maintain the proprietary interests of the Company and its affiliates and enforcement of such restrictive covenants will not prevent Consultant or Agent from earning a livelihood.  Consultant and Agent each also acknowledges that the scope of the operations of the Company are such that it is reasonable that the restrictions set forth in this Agreement are not more limited as to geographic area than is set forth herein.  Consultant and Agent each further acknowledges that the remedy at law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including, without limitation, seeking damages), be entitled to injunctive relief.  In the event Consultant or Agent breaches or threatens to breach the provisions of this Section 11, the Company may terminate the Consulting Period without the notice required under Section 10 hereof.  For purposes of this Section 11, all references to the Company will include all affiliates of the Company.

11.6 Severability.  Any provision of this Section 11 which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Section 11 invalid, illegal or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

12. Miscellaneous.

12.1 Indemnification.  The Company shall indemnify and hold harmless the Consultant and Agent against all losses, claims, damages or liabilities arising out of actions or omissions of the Consultant or Agent in connection with the performance of the Consulting Services in compliance with this Agreement, except to the extent that any such loss, claim, damage or liability results from the gross negligence, willful misconduct or bad faith of the Consultant or Agent; provided, however, that the foregoing indemnification shall cover only claims related to the specific projects assigned to Consultant or Agent during the Consulting Period.

12.2 Section 409A Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code, and this Agreement shall be construed and applied in a manner consistent with this intent.

12.3 Waiver.  Failure of the Company at any time to enforce any provision of this Agreement or to require performance by Consultant of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of the Company thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by the Company of that default or any other or subsequent default or breach.

12.4 Notices.  All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

If to the Company:	Omnicare, Inc. 1600 RiverCenter II 100 East RiverCenter Boulevard Covington, Kentucky 41011 Attention: General Counsel
If to the Omnicare Management Company:	Omnicare, Inc. 1600 RiverCenter II 100 East RiverCenter Boulevard Covington, Kentucky 41011 Attention: General Counsel
If to the Consultant:	MMD Professional Services, LLC 6358 Turpin Hills Drive Cincinnati, Ohio 45244 Attention: Patrick E. Keefe
If to the Agent:	6358 Turpin Hills Drive Cincinnati, Ohio 45244

Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail.  Any party may change its address for notice by delivery of written notice thereof in the manner provided.

12.5 Assignment.  No rights of any kind under this Agreement shall, without the prior consent of the Company, be transferable to or assignable by Consultant or Agent or any other person or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns.

12.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to the conflicts of law principles thereof.

12.7 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

12.8 Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

12.9 Entire Agreement.  Except as specifically provided in this Agreement, this Agreement entered into among the parties as of the date hereof constitutes the entire understanding and agreement between the parties hereto, and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, concerning the subject matter hereof, including, without limitation, the Employment Agreement.  All negotiations by the parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein.  No supplement modification or amendment of this Agreement shall be binding unless executed in writing by the parties.

SIGNATURES ON FOLLOWING PAGE

INTENDING TO BE LEGALLY BOUND, the parties or their duly authorized representatives have signed this Agreement as of the date first above written.

COMPANY

/s/ Joel F. Gemunder
By:  Joel F. Gemunder
Title:  Chief Executive Officer

OMNICARE MANAGEMENT COMPANY

/s/ Joel F. Gemunder
By:  Joel F. Gemunder
Title:  Chief Executive Officer

CONSULTANT

/s/ Patrick E. Keefe
By:  Patrick E. Keefe
Title:  Manager

AGENT

/s/ Patrick E. Keefe
Patrick E. Keefe

EXHIBIT A

OMNICARE, INC. AND MMD PROFESSIONAL SERVICES, LLC

The Consulting Services to be provided by Consultant to the Company shall include:

(A)           Assisting the Company in the transition of all responsibilities heretofore held by Patrick E. Keefe, as Executive Vice President and Chief Operating Officer of the Company, to the person or persons, who will succeed to such responsibilities within the Company;

(B) Continued involvement in customer relationships with the Company's larger clients and continued involvement in certain of the Company's key operational initiatives; and

(C) Any other duties mutually agreed to by Consultant and the Chief Executive Officer of the Company.

All such Consulting Services shall be provided solely by Patrick E. Keefe, as the Consultant’s Agent.

All capitalized terms used in this Schedule A shall have the same meanings assigned to such terms in the Separation and Consulting Agreement.

EXHIBIT B

July 1, 2010

Patrick E. Keefe
6358 Turpin Hills Drive
Cincinnati, Ohio 45244

Dear Patrick:

I am pleased to inform you that the Compensation and Incentive Committee of the Board of Directors of Omnicare, Inc. (herein sometimes called the "Company"), at its meeting on June 29, 2010, has granted you 132,261 shares of common stock under the Omnicare, Inc. 2004 Stock and Incentive Plan (the "Plan") with a date of grant of July 1, 2010.  This letter evidences the issuance or transfer of such shares to you today and sets forth the Agreement under which such shares (hereinafter sometimes called the "Restricted Shares") are being issued or transferred to you.

1.	The Restricted Shares are issued or transferred to you subject to the following restrictions:

(a)
As long as you provide services to the Company or a Subsidiary (as defined in paragraph 9 below) and until the restrictions set forth in this subparagraph (a) lapse in accordance with paragraph 5, you will not, except as otherwise specifically required or permitted by this Agreement, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the Restricted Shares or any interest therein.

(b)
During your service with the Company or a Subsidiary, you will not, except as otherwise required or permitted by this Agreement, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares, or any interest therein, with respect to which the restrictions on transfer herein imposed have not lapsed ("Non-vested Shares").

2.
Upon the issuance or transfer to you of the Restricted Shares, subject to the restrictions imposed by paragraph 1 of this Agreement, you shall be a stockholder of record of the Company with respect to the Restricted Shares and shall have, subject to the immediately following proviso, all rights of a holder of common stock with respect to such shares (including the right to vote such shares at any meeting of holders of common stock); provided, however, that any dividends declared and paid with respect to Non-vested Shares (“Non-Vested Dividends”) shall be distributable to you in accordance with this paragraph 2.  The Company shall contribute the Non-Vested Dividends to an irrevocable “rabbi trust” (which shall be a grantor trust within the meaning of Sections 671-678 of the Internal Revenue Code of 1986, as amended) for your benefit (the “Rabbi Trust”).  As soon as practicable following the vesting of any Non-vested Shares in accordance with paragraph 5 of this Agreement (but in no event more than two and a half months following the date of such vesting), the following amounts will be paid to you: (i) the Non-Vested Dividends, if any, with respect to such shares and (ii) interest on such Non-vested Dividends for the period from the date the applicable dividends were paid to other stockholders to the date of actual payment under this paragraph 2 at a rate equal to the highest interest rate, determined as of the first day of the month in which the applicable dividends were paid to the other stockholders, payable by the Company on any of its outstanding publicly-traded debt (or if no such public debt is then outstanding, the rate at which the Company could then borrow from its primary bank lender) plus 100 basis points (the "Imputed Interest"). In the event that you forfeit any Non-vested Shares in accordance with paragraph 5(b) of this Agreement, you shall forfeit the right to the Non-Vested Dividends and any related Imputed Interest with respect to such shares.  Assets in the Rabbi Trust are not subject to the claims of the Company’s general creditors unless the Company is insolvent or in bankruptcy. Amounts contributed to the Rabbi Trust for your benefit shall be invested as directed by the Company in its sole discretion and you shall not have any claim against the Company with respect to the investment decisions made by the Company.  If at the end of any calendar quarter in which any Non-vested Dividends remain payable to you the amount of such Non-vested Dividends plus the related Imputed Interest accrued as of such date exceeds the value of the assets in the Rabbi Trust allocated to pay such amounts, the Company shall contribute an additional amount to the Rabbi Trust equal to such excess.  To evidence the restrictions set forth in this Agreement and until such restrictions shall have lapsed, the certificates for the Restricted Shares shall carry a legend to the effect, in form satisfactory to the Company's counsel, that they were issued or transferred subject to, and may be sold or otherwise disposed of only in accordance with, the terms of this Agreement.

3.
Under Section 83(b) of the Internal Revenue Code, you may, within 30 days from the date of grant of the Restricted Shares, make an election which would cause you to be taxed on the value of such Shares based on their Fair Market Value (as defined in the Plan) on the date of grant; otherwise, in the absence of such an election, you will be taxed at the times of the lapses of the restrictions on the Restricted Shares, based on their Fair Market Value at the times of the lapses.  Such taxes may be paid in cash or by the surrender of shares of Omnicare common stock.

4.
In the event that, as the result of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar event, you shall, as the owner of Restricted Shares, be entitled, under the terms of the Plan or otherwise, to new or additional or different shares or securities as follows:  (a) such new or additional or different shares or securities shall be deemed "Restricted Shares," (b) all the provisions of this Agreement relating to restrictions and lapse of restrictions shall be applicable thereto, and (c) the certificates or other instruments evidencing such new or additional or different shares or securities shall bear the legend referred to in the last sentence of paragraph 2.  The foregoing restrictions shall not apply to any fractional shares resulting from any such event, or to any preemptive or other rights to purchase securities to which you, as a holder of Restricted Shares, may become entitled in connection with a public offering of common stock.

5.
(a)
The restrictions set forth in paragraph 1 above on the transfer of the Restricted Shares shall lapse as to fifty (50) percent of the total grant of Restricted Shares on each of the first two anniversaries of the date of grant, subject to all the then applicable provisions of this Agreement.

(b)
Except as may otherwise be provided in any other agreement between you and the Company, if your service with the Company or a Subsidiary shall, while you hold any Non-vested Shares, terminate by reason of death, disability, retirement under a retirement plan of the Company or a Subsidiary at or after normal retirement age with the consent of the Compensation and Incentive Committee, as a termination without "cause" by the Company following your attainment of age 65 and at least 10 years of service, or a change in control of the Company, the restrictions on transfer applicable to such Non-vested Shares shall lapse in their entirety as of the effective date of such termination of service.  If your service with the Company or a Subsidiary shall, while you hold any Non-vested Shares, be terminated by the Company or if you resign from your service with the Company, such Non-vested Shares shall be forfeited by you as of the effective date of such termination, unless such termination results in such shares becoming fully vested upon one of the events specified in the immediately preceding sentence.  For purposes hereof, the term “cause” shall mean embezzlement or misappropriation of corporate funds, commission of a felony, misconduct resulting in material injury to the Company or any Subsidiary, significant activities harmful to the reputation of the Company or any Subsidiary, a significant violation of Company or Subsidiary policy, willful refusal to perform, or substantial disregard of, the duties properly assigned to you, or a significant violation of any contractual obligation to the Company or any Subsidiary.

(c)
If, as and when the restrictions lapse with respect to Restricted Shares pursuant to this paragraph 5, there will be delivered to you, promptly upon your request, certificates free of any legend for a like number of shares in exchange for the certificates for such Restricted Shares bearing the legend referred to in paragraph 2 of this Agreement.

6.
Except as otherwise expressly required or permitted by this Agreement, no right, benefit or interest in the Restricted Shares or under this Agreement shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation.

7.
(a)
Nothing in paragraph 1 or elsewhere in this  Agreement shall preclude a transfer to your legal representatives following your death or a distribution to the persons provided for in paragraph 7(b)(iii) or shall preclude you, upon  not less than thirty (30) days advance written notice to the Company, from making a gift of any Restricted Shares, or any interest therein,

(i)	to one or more of your Immediate Family Members,

(ii)	to a trust of which the beneficiary or beneficiaries of the corpus or of the income, or both, is either yourself or one or more of your Immediate Family Members, or both, or

(iii)	to a corporation all of the stock of which is owned by you or one or more of your Immediate Family Members, or both.

For the purposes of this provision, an "Immediate Family Member" shall be deemed to be a spouse, child, stepchild, grandchild, parent, brother or sister or child of a brother or sister of yours, whether of the whole or half blood, and whether the relationship arose by adoption.

(b)	The term "Donee", as used in this Agreement, shall be deemed to mean

(i)	the person, or collectively, all the persons (including a trust or corporation), to whom a gift permitted by paragraph 7(a) has been made by you,

(ii)	your legal representatives following your death, and

(iii)
the persons to whom Restricted Shares shall be  distributed by your legal representatives as  the persons whom they believe to be entitled  thereto under your will, or, in case of  intestacy, under the laws relating to  intestacy.

(c)	In case of any gift, transfer or distribution to a Donee,

(i)	the Restricted Shares so given, transferred or distributed shall continue to be subject to all the restrictions and other provisions of this Agreement,

(ii)	the certificates for the Restricted Shares so given, transferred or distributed shall bear the legend referred to in paragraph 2 of this Agreement, and

(iii)
the Donee shall, with respect to the Restricted Shares so given, transferred or distributed, have all the powers and shall be required to comply with all the restrictions and other provisions of this Agreement requiring the taking, or refraining from taking, of action to the same extent as you were immediately prior to the making of such gift, transfer or distribution.

8.
Any provision of this Agreement to the contrary, the Company may take such steps as it believes necessary or desirable to obtain sufficient funds from you to pay all taxes, if any, required by law to be withheld in respect of the Restricted Shares or the payment of any amounts from the Rabbi Trust including, but not limited to, requiring payments to the Company by you or on your behalf and/or taking deductions from amounts payable by the Company or the Rabbi Trust to you or on your behalf.

9.
As used in this Agreement, the term "Company, or a Subsidiary" shall mean the Company, its divisions and units, and all corporations or other forms of business association of which shares (or other ownership interests) having 50% or more of the voting power regularly entitled to vote for directors (or equivalent management) or regularly entitled to receive 50% or more of the dividends (or their equivalents) paid on the common stock (or its equivalent) are owned or controlled, directly or indirectly, by the Company.

10.
Each of the parties hereto agrees to execute and deliver all consents and other instruments and to take all other actions deemed necessary or desirable by counsel for the Company to carry out each term of this Agreement.  Without limiting the generality of the foregoing, you shall, if and when requested by the Company, deposit any or all certificates for the Restricted Shares, together with a stock power or other instrument of transfer appropriately executed in blank, with a bank and under a deposit agreement approved by the Company and, following such deposit, certificates for the Restricted Shares shall no longer carry the legend referred to in paragraph 2 of this Agreement, and new certificates shall be issued in place thereof, in which event, each of the parties agrees to give such instructions and to deliver or refrain from delivering such notices to the bank acting under such deposit agreement as may be necessary to carry out each term of this Agreement, to the end that all property deposited under such deposit agreement shall be paid, transferred, released or otherwise disposed of in accordance with the terms of this Agreement and each obligation thereunder.  Each party recognizes that the other party has no adequate remedy at law for breach of this Agreement and recognizes, consents and agrees that the other party shall be entitled to an injunction or decree of specific performance directed to the other party and to the bank acting under any such deposit agreement requiring that the provisions of this Agreement be carried out.

11.
(a)
Any notice to the Company under or pursuant to this Agreement shall be deemed to have been given if and when delivered in person to the Secretary of the Company or if and when mailed by certified or registered mail to the Secretary of the Company at the executive offices of the Company, 100 E. RiverCenter Boulevard, Suite 1600, Covington, KY 41011, or such other address as the Company may from time to time designate in writing by notice to you given pursuant to paragraph 11(b) hereof.

(b)
Any notice to you under or pursuant to this Agreement shall be deemed to have been given if and when delivered to you in person or if and when mailed by certified or registered mail to you at your address hereinabove given or such other address as you may from time to time designate in writing by notice to the Company given pursuant to paragraph 11(a) above.

12.	Notwithstanding any remedy provided for in this Agreement, nothing in this Agreement shall preclude the Company from taking any other action or enforcing any other remedy available to the Company.

13.
This Agreement has been executed pursuant to the Plan, which is hereby incorporated herein by reference.  If any provision of this Agreement shall be inconsistent with any term or condition in the Plan, then the specific term or condition in the Plan shall supersede the conflicting provision in this Agreement as to the shares of common stock covered by the Plan.

14.	This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and you, and to the extent applicable, each Donee.

15.
THIS AGREEMENT HAS BEEN EXECUTED, AND IT AND THE RESTRICTED SHARES HAVE BEEN OR ARE TO BE DELIVERED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

16.
In consideration of your receipt of stock awards on July 1, 2010, you hereby reconfirm your promises and obligations as set forth in the agreement with Omnicare, Inc. (or a subsidiary thereof) governing your service or otherwise containing covenants in favor of Omnicare, Inc. (and/or such subsidiary) in respect of nondisclosure, nonsolicitation and noncompetition.

Very truly yours,

Joel F. Gemunder

Executed and agreed to as of:

Patrick E. Keefe

Date: July 1, 2010

EXHIBIT C

GENERAL RELEASE AND COVENANT NOT TO SUE

I, PATRICK E. KEEFE, in consideration of and subject to the terms and conditions set out in the separation and consulting agreement dated June 29, 2010 (the “Separation and Consulting Agreement”) to which this General Release and Covenant Not to Sue (the “General Release”) is attached, do hereby release and forever discharge and covenant not to sue Omnicare, Inc. and its subsidiaries, affiliates, their directors, members, officers, executives, agents, stockholders, and its or their affiliates, successors and assigns (both individually and in their official capacities) (the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have or which my heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have by reason of my employment with or severance of my employment from Omnicare, Inc. and its affiliates as of the effective date of the Separation and Consulting Agreement and this General Release.

By signing this General Release, I am providing a complete waiver of all claims against the Releasees that may have arisen, whether known or unknown, up until and including the effective date of this General Release.  This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 (except as provided below), and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment and the cessation thereof.  This General Release shall not, however, constitute a waiver of any of my rights under (i) the Separation and Consulting Agreement, (ii) any employee benefit plan, program or arrangement of Omnicare, Inc., or (iii) any claims to enforce rights arising under the ADEA or other civil rights statute after I have signed the Separation and Consulting Agreement and this General Release.

I further agree, promise and covenant that, to the maximum extent permitted by law neither, I, nor any person, organization, or other entity acting on my behalf has or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees involving any matter occurring in the past up to and including the date of this General Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this General Release.  This General Release shall not affect my rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this General Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency.  This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

I have been given but declined twenty-one (21) days to review the Separation and Consulting Agreement and this General Release and have been given the opportunity to consult with legal counsel, and I have signed the Separation and Consulting Agreement and I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the benefits and consulting fee provided for in the Separation and Consulting Agreement for the purpose of making full and final settlement of all claims referred to above.  If I have signed this General Release prior to the expiration of the twenty-one (21) day period, I have done so voluntarily.  I also understand that I have seven days after execution to revoke this General Release, and that this General Release will not become effective if I exercise my right to revoke my signature within seven (7) days of execution.

I acknowledge that I have not relied on any representations or statements not set forth in the Separation and Consulting Agreement or this General Release.  I will not disclose the contents or substance of the Separation and Consulting Agreement or this General Release to anyone except my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof, and I will instruct each of the foregoing not to disclose the same.

The Separation and Consulting Agreement and this General Release will be governed by and construed in accordance with the laws of the State of Delaware.  If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, I have executed this General Release on this 29th day of June.

_____________________________
Patrick E. Keefe

Commonwealth of Kentucky
)  ss.:
County of                                              )

On this _____ day of _________, 2010, before me, the undersigned, a Notary Public in and for said Commonwealth, personally appeared PATRICK E. KEEFE, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and who acknowledged to me that he voluntarily executed the same.

_______________________________
Notary Public